Exhibit 99.1


                                [GRAPHIC OMITTED]
                             Fresenius Medical Care


Press Release                          Fresenius Medical Care AG
                                       Investor Relations
                                       Else-Kroner-Str. 1
                                       D-61352 Bad Homburg

                                       Contact:

                                       Oliver Maier
                                       ------------
                                       Phone:  + 49 6172 609 2601
                                       Fax:    + 49 6172 609 2301
                                       E-mail: ir-fms@fmc-ag.com

                                       North America:
                                       Heinz Schmidt
                                       -------------
                                       Phone:  +  1 781 402 9000
                                                      Ext.: 4518
                                       Fax:    +  1 781 402 9741
                                       E-mail: ir-fmcna@fmc-ag.com

                                       Internet: http://www.fmc-ag.com
                                                 ---------------------

                                       November 29, 2002



        Agreement in principle with asbestos litigants achieved to settle the Fraudulent Conveyance and all other related issues;


       The Company will stay within the therefore accrued Q4 2001 reserve




Bad Homburg, Germany -- November 29, 2002 -- Fresenius Medical Care AG ("FMC") (Frankfurt Stock Exchange: FME, FME3) (NYSE: FMS, FMS_p), the world's largest provider of Dialysis Products and Services, today announced that it has reached an agreement in principle for the settlement of all the fraudulent conveyance claims against it and other claims related to the Company that arise out of the bankruptcy of W.R. Grace & Co.



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

Under the terms of the agreement in principle, fraudulent conveyance and other claims raised on behalf of asbestos claimants will be dismissed with prejudice and the Company will receive protection against all existing and potential future asbestos-related claims upon confirmation of the W.R. Grace & Co. bankruptcy reorganization plan. The Company will retain responsibility to resolve the outstanding pre-merger income taxes of the W.R. Grace & Co. consolidated tax group and has agreed to pay $ 15 million to the W.R. Grace bankruptcy estate upon plan confirmation. No admission of liability has been or will be made. The total tax and settlement payments pursuant to the terms of the agreement in principle are not expected to exceed the amount reserved for tax payments by the Company in the fourth quarter 2001 (1). A definitive settlement agreement is expected before the end of the year 2002.



Ben Lipps, Chief Executive Officer of Fresenius Medical Care, commented: "We are clearly pleased to be able to reach agreement on financial terms that are well within our existing reserves for pre-merger liabilities and that provide for a prompt, full and final resolution of these matters. Although we remain confident that there was no fraudulent conveyance in our 1996 transaction, it was in the best interests of the Company and its shareholders to put any asbestos-related questions to rest permanently. This settlement avoids the costs of expensive and distracting litigation that could have taken years to resolve, and that would have drawn our attention and energy away from our focus to accomplish the financial objectives of our US strategic plans and providing outstanding medical care to our thousands of patients worldwide, first rate clinical support to our affiliated physicians and clinicians and the highest clinical outcomes for health plans."



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(1)  for even further detail please refer to our Investor News February 13, 2002
     - also available on the Internet IR-section www.fmc-ag.com
Fresenius Medical Care AG, November 29, 2002                              2 of 3

Fresenius Medical Care AG is the world's largest, integrated provider of products and services for individuals undergoing dialysis because of chronic kidney failure, a condition that affects more than 1,100,000 individuals worldwide. Through its network of approximately 1,450 dialysis clinics in North America, Europe, Latin America and Asia-Pacific, Fresenius Medical Care provides Dialysis Treatment to approximately 110,100 patients around the globe. Fresenius Medical Care is also the world's leading provider of Dialysis Products such as hemodialysis machines, dialyzers and related disposable products. For more information about Fresenius Medical Care, visit the Company's website at http://www.fmc-ag.com.



This release contains forward-looking statements that are subject to various risks and uncertainties. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, regulatory reforms, foreign exchange rate fluctuations, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Fresenius Medical Care AG's reports filed with the U.S. Securities and Exchange Commission. Fresenius Medical Care AG does not undertake any responsibility to update the forward-looking statements in this release.







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